Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
March 3, 2006	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-End Results

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the year ended December 31, 2005. Net income for 2005 was $3.3 million, up slightly over net income for 2004. Net interest income increased by $964,000 or 8.87%, over 2004, while non-interest income was up $269,000 or 12.01%. The allocation for loan loss reserves at December 31, 2005 was $1.2 million, an increase of $700,000 over December 31, 2004. LSB President and CEO Randolph F. Williams stated, “While the absolute dollar level of earnings - virtually unchanged from 2004 - was below our expectations, we felt that it was important to address some potential losses identified in the fourth quarter.”

“We added an additional $450,000 to our loan loss reserves, bringing the total allocation in the fourth quarter to $725,000. A total of $328,000 was allocated to a single borrower where we have concerns about the borrower’s liquidity.”

“In addition, the new bankruptcy law which went into effect in October 2005 resulted in a 500% increase in the number of bankruptcy filings received by the bank in the fourth quarter as compared to the first nine months of the year. We also received deeds-in-lieu-of-foreclosure on 29 rental properties from a borrower not previously delinquent or identified as being of concern. In response to the above mentioned conditions and our ongoing analysis of non-performing loans, we believed it was prudent to increase our loan loss reserve. The Office of Thrift Supervision, which recently completed an examination of the bank, also concluded that increased reserves are appropriate.”

The Bank continues to capitalize on merger-related fallout in the market. Loans grew 4.1% percent for the year, ending at $331 million. Total deposits grew to $266 million or 3.6% while assets surpassed $372 million. The FDIC reports that Lafayette Savings Bank has moved up to third among Tippecanoe County FDIC insured institutions.

Mr. Williams further stated, “We believe one of the reasons for our success is having a local board of directors, local decision making and local account servicing which in turn makes us more responsive to our customers’ needs. We also believe the time and money we invest in our community shows how seriously we take our responsibility as a community bank. This focus has proved to be successful not just for the bank and the community but for shareholders as well. Total shareholder return in 2005 was 14.14%.”

The closing price of LSB stock on March 2, 2006 was $29.31 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Year ended December 31, 2005	Year ended December 31, 2004

Cash and due from banks	$1,697	$2,395
Short-term investments	7,687	6,818
Securities available-for-sale	11,611	7,947
Loans held for sale	---	1,050
Net portfolio loans	330,971	317,877
Allowance for loan losses	2,852	2,095
Premises and equipment, net	6,813	6,750
Federal Home Loan Bank stock, at cost	4,197	4,110
Bank owned life insurance	2,715	2,627
Other assets	6,973	5,471
Total assets	372,664	355,045

Deposits	265,993	256,631
Advances from Federal Home Loan Bank	72,033	66,808
Other liabilities	1,817	1,213

Shareholders’ equity	32,821	30,393
Book value per share	$21.32	$20.39
Equity / assets	8.81%	8.56%
Total shares outstanding	1,547,806	1,509,113

Asset quality data:
Non-accruing loans	$8,432	$4,207
Loans past due 90 days still on accrual	127	484
Other real estate / assets owned	2,004	1,231
Total non-performing assets	10,563	5,922
Non-performing loans / total loans	2.56%	1.46%
Non-performing assets / total assets	2.83%	1.67%
Allowance for loan losses / non-performing loans	33.32%	44.66%
Allowance for loan losses / non-performing assets	27.00%	35.38%
Allowance for loan losses / total loans	0.85%	0.65%
Loans charged off (quarter-to-date and year-to-date, respectively)	$492	$1,520
Recoveries on loans previously charged off	49	17

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2005	2004	2005	2004
Total interest income	$5,608	$4,988	$21,498	$19,286
Total interest expense	2,604	2,202	9,664	8,416
Net interest income	3,004	2,786	11,834	10,870
Provision for loan losses	725	125	1,200	500
Net interest income after provision	2,279	2,661	10,634	10,370
Non-interest income:
Deposit account service charges	468	222	1,423	889
Gain on sale of mortgage loans	51	230	322	593
Gain on sale of securities	0	0	11	11
Other non-interest income	194	202	753	747
Total non-interest income	713	654	2,509	2,240
Non-interest expense:
Salaries and benefits	911	948	4,325	4,190
Occupancy and equipment, net	286	242	1,081	1,136
Computer service	101	91	428	371
Advertising	104	51	369	279
Other	542	401	1,908	1,578
Total non-interest expense	1,944	1,733	8,111	7,554
Income before income taxes	1,048	1,582	5,032	5,056
Income tax expense	374	519	1,764	1,792
Net income	674	1,063	3,268	3,264

Weighted average number of diluted shares	1,550,948	1,545,352	1,544,802	1,533,601
Diluted earnings per share	$0.43	$0.69	$2.12	$2.13

Return on average equity	8.19%	9.90%	10.21%	11.19%
Return on average assets	0.72%	0.84%	0.89%	0.95%
Average earning assets	$354,368	$332,681	$351,291	$327,094
Net interest margin	3.39%	3.35%	3.37%	3.32%
Efficiency ratio	64.99%	62.62%	61.72%	59.90%